Pipeline and Catalysts Wholly Owned Clinical Programs  FSHD  Losmapimod (DUX4 Inhibitor) Complete Phase 3 enrollment in 2H'23 SCD FTX-6058 (Oral HbF Inducer) Phase 1b data update in 4Q'23 Wholly Owned Discovery Programs Blood Disorder Neurologic Disorder IND expected in 2023* Muscle Disorder IND expected in 2023* Collaborations Cardiomyopathies Indication MOA Preclinical Phase 1 Phase 2 Phase 3 2023 Catalysts HbF: Fetal hemoglobin Exhibit 99.2

Fast Track Designation Granted in December 2022

FTX-6058: Potential Best-in-Class Therapeutic Profile  HbS Polymerization Inhibition P-selectin Inhibition HbF Induction Physiologic Disease Modification Anemia Amelioration Improved Disease Symptoms  FTX-6058: Best-in-Class Profile Raises HbF level Potential to ameliorate disease pathology Convenient oral dosing Potential to differentiate on safety and tolerability Hydroxyurea, Gene Editing, FTX-6058

FTX-6058 Phase 1b Clinical Trial

Ongoing Phase 1b Clinical Trial in SCD Subjects Cohort 1 (6 mg) Cohort 2 (2mg) Cohort 3 (12 mg) 4-Week Treatment Period -Week Treatment Extension Study Design Safety and tolerability Pharmacokinetic measurements %HbF protein and %F-cells Primary Secondary Target engagement Incidence of VOCs Biomarkers of hemolysis QOL measures Exploratory Study Endpoints Study Population Subjects with SCD, Age 18 – 65, on or off hydroxyurea (if on HU, must have been on stable dose for 3 months, if not on HU, must have been off for 60 days) QOL: Quality of Life 8-Week Treatment Extension 8-Week Treatment Extension

SCD Phase 1b Demographics 2 mg Cohort 6 mg Cohort Total Number of subjects enrolled, n 2 10 12 Average age, years (range) 37 (25, 48) 28 (21, 48) 30 (21, 48) Gender, Male (%) 1 (50%) 2 (20%) 3 (25%) Mean baseline HbF (range %) 4.0 (3.2, 4.8) 9.3 (3.7, 19.9) 8.4 (3.2, 19.9) Genotype, n (%) HbSS 2 (100%) 10 (100%) 12 (100%) HbSβ0 0 (0%) 0 (0%) 0 (0%) HbSβ+ 0 (0%) 0 (0%) 0 (0%) Hydroxyurea Utilization, n (%) 0 (0%) 3 (30%) 3 (25%) Mean baseline HbF of 8.4% is consistent with recent SCD clinical studies and published data 3 subjects were on hydroxyurea All subjects enrolled to-date have the HbSS genotype Data analysis cutoff : December 21, 2022;

Overall FTX 6058 Was Generally Well Tolerated Data analysis cutoff : December 21, 2022; 14 Treatment Emergent Adverse Events (TEAEs) in 7/12 (58%) subjects   2/14 TEAEs reported as possibly related to study drug (headache, lip numbness)  Mild severity and non-serious  2/14 TEAEs characterized as VOCs (i.e., sickle cell anemia with crisis) per protocol definition  One VOC reported as an SAE with acute chest syndrome; deemed not related to study drug by investigator (non-adherent patient) No lab related adverse events  No discontinuations reported due to TEAEs

Instituted Observed Dosing and On-Treatment Analysis Following Initial Non-Adherence Initial 6 subjects were either not fully adherent or not adherent to study drug Observed dosing was instituted in subjects 7-12  An on-treatment analysis was established to allow interpretation of efficacy (HbF) data To be included in on-treatment analysis subjects must demonstrate : Detectable Drug Levels (PK) Drug Accountability and Subject Interview * Subject #4 initiated observed dosing on day 53 Confirmed treatment duration days are consecutive days of dosing starting on first day of dosing Subject Dose Confirmed treatment duration (days) On-treatment analysis eligible 1 6 mg 56 2 6 mg 42 3 6 mg 42 4* 6 mg 0 5 6 mg 0 6 6 mg 0 7 6 mg 84 8 6 mg 84 9 6 mg 28 10 6 mg 28 11 2 mg 56 (ongoing) 12 2 mg 56 (ongoing)

Non-Adherent Subject Switched to Observed Dosing Demonstrated HbF Induction  Subjects were not included in the on-treatment analysis ----- Represents last day of on drug measurements Subject 4 (Switched to Observed Dosing at ~Day 53) Subject 5 Observed dosing

Adherent Subjects, On and Off Hydroxyurea, Reach Robust HbF Increases  HbF increase was robust (6.8%-9.5%) at day 84 No apparent response differences in HU vs non-HU treated subjects Potential for further HbF induction beyond 3 months Observed dosing was used to ensure adherence 6 mg with HU Subject 8 Subject 7 6 mg without HU ----- Represents last day of on drug measurements

FTX-6058 (6 mg) Improved Biomarkers of Hemolysis Bilirubin decreases indicate less hemolysis Reductions in reticulocytes and increases in total hemoglobin indicate less anemia and healthier bone marrow function Total Bilirubin Absolute Reticulocyte Count Total Hemoglobin Reductions in RDW indicate RBCs are becoming more uniform in shape Amelioration of Anemia Red Cell Distribution Width Hemolysis Impact ----- Represents last day of on drug measurements; RDW: red cell distribution width

FTX-6058 Appears to Have a Dose Dependent, Clinically Relevant and Consistent Increase in HbF 6mg 2mg (ongoing) ----- Represents last day of on drug measurements

FTX 6058 Demonstrates Best-in-Class Potential    All patients on treatment have responded Levels of HbF increase are clinically relevant among patients both on HU and off HU  Consistency of response demonstrated across patients, independent of baseline HbF Dose response at 2 mg and 6 mg Overall FTX 6058 Was Generally Well Tolerated Data analysis cutoff : December 21, 2022; Healthy volunteer mRNA data indicate higher levels of HbF induction are possible

Next Steps: Complete Phase 1b to Enable Registration Dose Selection Amend Protocol and Increase Number of Sites: Streamline PK Collection and Reduce Patient Burden Accelerate Enrollment Refine PK / PD Model: Select Optimal Therapeutic Dose  Final Dose for Pivotal Trial Optimize Treatment Effect: Continue Dose Escalation to 12 mg Completion of Phase 1b

FTX-6058: Differentiated HbF Inducer with Best-in-Class Potential

Persistent unmet need

- SCD is a severe disorder (estimated US SCD population is ~100,000[1])
- Approximately 200,00 annual emergency department visits related to SCD[2]

Best-in-Class Potential

- Oral small molecule hemoglobin F (HbF) inducer
- Potential to be broadly protective of SCD symptomology

Demonstrated proof-of-concept

- Dose responsive target engagement and HbF increase*
- Robust HbF increases in adherent patients, on and off hydroxyurea*

Development path forward

- Completion of Phase 1b to Enable Registrational Dose Selection
- FDA Fast Track designation
- Composition of matter patent into 2040

FULCRUM THERAPEUTICS

Data analysis cutoff : December 21, 2022;
1. Sedrak and Kondamudi, StatPearls, last update August 29, 2022; 2. Hussain et al, Am J Prev Med, 2010

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Diversified, Differentiated Pipeline of Clinical Assets Enrollment for REACH Phase 3 trial to be completed in 2H 2023 Cash runway to late 2024 Well positioned to delivery on goals Losmapimod well-positioned to be first-to-market for patients living with FSHD Completion of Phase 1b to enable registrational dose selection in late 2023 Next data update in 4Q 2023 FTX-6058 has best-in-class potential for SCD FSHD Opportunities for Growth